Exhibit 99.1

32301 Woodward Avenue Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Announces Appointment of Linglong He to Board of Directors

Royal Oak, MI, December 11, 2023 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced that Linglong He will join the Company’s Board of Directors (the “Board”), effective January 1, 2024.

Ms. He is currently the Chief Leadership Advisor at Rocket Central, where she is responsible for executive leadership development for Rocket Companies, Inc. (NYSE: RKT). She co-founded Rocket Central and previously served as President and Chief Operating Officer. Prior to that role, Ms. He served as Chief Information Officer of Rocket Mortgage, one of the nation’s largest mortgage lenders, for 10 years. The Board has determined that Ms. He is independent in accordance with the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines.

“We are extremely pleased to welcome Linglong to our Board of Directors,” said Joey Agree, President and Chief Executive Officer. “Linglong brings extensive information technology experience to our Board, having led the 2,200-person technology team at Rocket Mortgage during her time as Chief Information Officer. In addition, her current focus on leadership development will be invaluable as we look to grow the next generation of leadership at ADC.”

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of September 30, 2023, the Company owned and operated a portfolio of 2,084 properties, located in 49 states and containing approximately 43.2 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”.  For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

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Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190